Exhibit 99.1
News Release
For Immediate Release
For more information, contact:
Donna Lee
636-728-3189
THERMADYNE HOLDINGS CORPORATION AMENDS SENIOR CREDIT FACILITY AND SECOND LIEN FACILITY
St. Louis, Missouri, July 2, 2007 — Thermadyne Holdings Corporation (OTCBB: THMD) announced today that it completed a Third Amended and Restated Credit Agreement of its senior credit facility and an Amendment to its second lien facility.
The principal changes to the senior credit facility include increasing total commitment from $70 million to $100 million and revising the borrowing base from an asset based formula to a borrowing base determined in part by an asset based formula and in part by a cash flow based formula. In addition, the interest grid was expanded to enable the Company to reduce interest costs and fees. The new agreement also establishes financial covenants that provide greater flexibility for the Company.
The primary changes to the terms of its second lien facility include a two year extension of the maturity, and a reduction of the interest rate to LIBOR plus 2.75 from LIBOR plus 4.50. The Company also repaid $14 million of the second lien, reducing the amount outstanding to $36 million.
For additional details of the amended credit facility, see the Company’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.
About Thermadyne
Thermadyne, headquartered in St. Louis, Missouri, is a leading global manufacturer and marketer of cutting and welding products and accessories under a variety of leading premium brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc®, Stoody®, TurboTorch®, Firepower® and Cigweld®. Its common shares trade on the OTCBB under the symbol THMD. For more information about Thermadyne, its products and services, visit the Company’s web site at www.Thermadyne.com.
Cautionary Statement Regarding Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. These risks and factors are set forth in documents the Company files with the Securities and Exchange Commission, specifically in the Company’s most recent Annual Report on Form 10-K and other reports it files from time to time.